                                               Filed Pursuant to Rule: 424(b)(3)
                                                     Registration No.: 333-67635



                                   PROSPECTUS

                             ----------------------


                             SOUTHTRUST CORPORATION

                             ----------------------


                         800,000 SHARES OF COMMON STOCK
                            PAR VALUE $2.50 PER SHARE

                     --------------------------------------


                  The shares of common stock of SouthTrust Corporation offered for sale under this prospectus are being sold by several of its stockholders, the selling stockholders. SouthTrust Corporation will not receive any part of the proceeds of the sale.

                     --------------------------------------


                  Shares of common stock of SouthTrust Corporation are quoted on and traded through the facilities of the Nasdaq National Market System under the symbol "SOTR".

                     --------------------------------------


                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     --------------------------------------


               The date of this Prospectus is November 27, 1998.

                     --------------------------------------


                     Principal Executive Offices Located at:

                              420 North 20th Street
                            Birmingham, Alabama 35203
                           (Telephone: (205) 254-5000)

                           PURPOSE OF THIS PROSPECTUS


                  The purpose of this prospectus is to register shares of common stock of SouthTrust Corporation beneficially owned by the selling stockholders to enable the selling stockholders to resell their shares.

                  Pursuant to an Agreement and Plan of Merger, dated July 14, 1998, as amended, among, SecurityBank Texas, and SouthTrust Corporation and certain of its affiliates, SecurityBank Texas was merged with and into SouthTrust Bank, N.A., an affiliate and subsidiary of SouthTrust Corporation. The shareholders of SecurityBank Texas received, in exchange for their shares of common stock of SecurityBank Texas, the shares of common stock of SouthTrust Corporation being offered by this prospectus.

                  Under the Agreement and Plan of Merger, we agreed to register the shares of common stock of SouthTrust Corporation issued to the shareholders of SecurityBank Texas in connection with the merger and to use our best efforts to keep the registration statement effective for a period of two years thereafter to permit any potential resale of the shares of common stock of SouthTrust Corporation by the shareholders of SecurityBank Texas to occur.


                            THE SELLING STOCKHOLDERS

                  The following list of selling stockholders includes the stockholders of SecurityBank who received shares of common stock of SouthTrust Corporation as a result of the merger of SecurityBank Texas with and into SouthTrust Bank, N.A. and other stockholders who are expected to receive such shares from the shareholders of SecurityBank directly pursuant to agreements between the shareholders of SecurityBank and such selling stockholder and indirectly pursuant to the assignment to such selling stockholder of the right to receive such shares.

                  The shares of common stock of SouthTrust Corporation listed below represent all of the shares that each selling stockholder currently owns, or which each selling stockholder may own upon the transfer of shares of common stock of SouthTrust Corporation to such selling stockholder from the shareholders of SecurityBank.


                                           Number of Shares            Number of            Number of Shares
                                          Beneficially Owned            Shares             Beneficially Owned
        Selling Stockholder              Prior to the Offering       Being Offered         After the Offering
E. L. Atkins                                    74,564                  74,564                    -0-(1)

Gayle Gourley Trust                            272,000                 272,000                    -0-(1)

W.J. Gourley, III Trust                        208,000                 208,000                    -0-(1)

Frances Gourley Lott Trust                      56,000                  56,000                    -0-(1)

Gary G. Johnson                                  9,000                   9,000                    -0-(1)

Mary Theresa Lott Trust                        264,000                 264,000                    -0-(1)

--------
(1) Assumes that each selling stockholder will sell or transfer all of the shares of common stock of SouthTrust Corporation beneficially owned by such selling stockholder.

                  None of the selling stockholders have acquired one percent or more of the total number of shares of common stock of SouthTrust Corporation which are outstanding. Certain of the selling stockholders, their associates and affiliates may from time to time be customers of, engage in transactions with, or perform services for, SouthTrust Corporation, its affiliated banks and other subsidiaries of SouthTrust Corporation in the ordinary course of business.


                                 USE OF PROCEEDS

                  All net proceeds from the sale of these shares will go to the selling stockholders who are offering and selling their shares of common stock of SouthTrust Corporation. Accordingly, SouthTrust Corporation will not receive any proceeds from the sale of these shares.


                              PLAN OF DISTRIBUTION

                  The sale of the shares offered hereby by the selling stockholders may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

                  SouthTrust Corporation is paying all of the expenses of registering the shares offered hereby under the Securities Act of 1933 (other than selling discounts, commissions, fees and expenses of counsel and other advisors to the selling stockholders), including filing, printing, legal, accounting and miscellaneous expenses in connection with this offering.


                                  LEGAL OPINION

                  The legality of the securities offered hereby has been passed upon by Bradley Arant Rose & White LLP, Birmingham, Alabama, counsel for SouthTrust Corporation. As of June 30, 1998, partners and associates of the firm of Bradley Arant Rose & White LLP beneficially owned approximately 3,053,000 shares of common stock of SouthTrust Corporation.


                                     EXPERTS

                  The consolidated financial statements of SouthTrust Corporation and its subsidiaries incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

              WHERE YOU CAN FIND MORE INFORMATION ABOUT SOUTHTRUST

                  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference room in Washington, D.C. located at Room 1024, Judiciary Plaza, 450 Fifth Street

N.W., Washington, D.C. 20549 and at the public reference rooms located at the regional offices of the Commission located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2515 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the public reference rooms. Our filings made with the Securities and Exchange Commission are also available to the public at our website at http://www.southtrust.com or at the Securities and Exchange Commission's website at http://www.sec.gov.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

                  The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders sell all of the shares of SouthTrust Corporation to which this prospectus relates. This prospectus is part of a registration statement on Form S-3 we filed with the Securities and Exchange Commission on November 20, 1998. (Registration No. 333-67635).

- Annual Report of SouthTrust Corporation on Form 10-K for the year ended December 31, 1997

- Quarterly Reports of SouthTrust Corporation on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998

- The description of the common stock of SouthTrust Corporation set forth in the registration statement of SouthTrust Corporation on Form S-4 (Registration No. 333-63405) under the caption, "Description of SouthTrust Capital Stock-- Description of SouthTrust Common Stock", filed on September 15, 1998


                  We will provide a copy of each of the filings listed above, at no cost, to each person, including beneficial owners, who receive a copy of this prospectus. Please write or telephone us at the following address to obtain your copies:

                           Alton E. Yother
                           SouthTrust Corporation
                           420 North 20th Street
                           Birmingham, Alabama 35203
                           (Telephone Number: (205) 254-5000)

                  You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front of those documents.

                             SOUTHTRUST CORPORATION





                            ------------------------

                         800,000 SHARES OF COMMON STOCK

                           PAR VALUE $2.50 PER SHARE

                            -----------------------



                                   PROSPECTUS

                            -----------------------


                            DATED November 27, 1998